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As filed with the Securities and Exchange Commission on July 30, 2003

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FOSSIL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2018505 (I.R.S. Employer Identification Number)
2280 North Greenville Avenue, Richardson, Texas 75082 (972) 234-2525 (Address, including zip code, and telephone number, including area code, of registrant's principal executive officers)

T.R. Tunnell, Esq.
Executive Vice President and Chief Legal Officer
2280 North Greenville Avenue
Richardson, Texas 75082
(972) 699-2139
(Name, address, including zip code, and
telephone number, including area code, of agent for service)
Copy to: Ronald J. Frappier, Esq. Jenkens & Gilchrist, a Professional Corporation 1445 Ross Avenue, Suite 3200 Dallas, Texas 75202-2799 (214) 855-4500

Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the selling stockholders may determine.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reimbursement plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, par value $.01 per share	13,725	$25.49(2)	$349,850(2)	$28.30

Common stock, par value $.01 per share	53,187	(3)	$768,442(3)	$62.16

(1)
Amount being registered consists of 13,725 shares of common stock currently outstanding and being registered for resale hereunder and 53,187 shares of common stock reserved for issuance upon exercise of outstanding stock options.
(2)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices reported on the Nasdaq National Market on July 23, 2003.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1). The price per share consists of various exercise prices of options to purchase 53,187 shares of common stock, which range from $3.7038 to $18.3467.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section said 8(a), may determine.

SUBJECT TO COMPLETION, DATED JULY 30, 2003

PROSPECTUS

        The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

FOSSIL, INC.

66,912 COMMON SHARES

        YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 4 OF THIS PROSPECTUS.

  •
  This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information," located on page 1.

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  Our common stock is traded on the Nasdaq National Market under the symbol "FOSL." On July 23, 2003, the average of the high and low price for the common stock was $25.49.

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  We are offering 66,912 shares of our common stock, 13,725 which may be sold from time to time and 53,187 of which are issuable upon the exercise of options to purchase shares of common stock of Fossil, Inc. Both the shares of common stock and options to purchase common stock are held by individuals listed under the heading "Plan of Distribution; Selling Stockholders," located on page 12, who are or were employees of 50% or less owned subsidiaries or consultants of Fossil, Inc. The options have terms and conditions substantially similar to the 1993 Long-Term Incentive Plan of Fossil, Inc., but were not issued under the plan. Rather, the options were issued under individual award agreements. Any proceeds received by us from the exercise of these stock options will be used for general corporate purposes.

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  The shares of common stock offered by this prospectus are being sold by the selling stockholders. The selling stockholders may sell their common stock on the Nasdaq National Market or in privately negotiated transactions, whenever they decide and at the price they set. The common stock may be sold at market price, but the selling stockholders have the right to sell their common stock at a premium or discount to market price. We will not receive any proceeds from the sale of these shares.

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  We will pay all expenses of registration incurred in connection with this offering. The selling stockholders will pay all selling and other expenses that they incur.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this prospectus is                 , 2003.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION	1
FORWARD-LOOKING STATEMENTS	3
SUMMARY	3
RISK FACTORS	4
USE OF PROCEEDS	10
TERMS OF AWARDS	10
PLAN OF DISTRIBUTION; SELLING STOCKHOLDER	12
LEGAL MATTERS	16
EXPERTS	16

WHERE YOU CAN FIND MORE INFORMATION

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  Government Filings. We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our filings with the Securities and Exchange Commission are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. A Public Reference Room is located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Rooms.

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  Stock Market. Shares of our common stock are traded as "National Market Securities" on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

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  Information Incorporated by Reference. The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any further filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

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  Our Annual Report on Form 10-K for the fiscal year ended January 4, 2003;
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  Our Quarterly Report on Form 10-Q for the quarter ended April 5, 2003;
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  Our Amendment No. 2 to Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on March 21, 1992, including any amendment or report filed for the purpose of updating such description; and
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  Our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 25, 2003.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Investor Relations
      Fossil, Inc.
      2280 North Greenville Avenue

      Richardson, Texas 75082
      (972) 234-2525

        You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING STATEMENTS

        This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as may, will, except, anticipate, intend, estimate, continue, believe, or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed under the heading "Risk Factors" and other cautionary statements in this prospectus.

SUMMARY

Fossil, Inc.

        We are a leader in the design, development, marketing and distribution of contemporary, high quality fashion watches and accessories. We developed the FOSSIL® brand name to convey a distinctive fashion, quality and value message and a brand image reminiscent of an earlier period in America that suggests a time of fun, fashion and humor. Since our inception in 1984, we have grown from a company offering our original flagship FOSSIL watch product into a diversified company offering fashion watches under our FOSSIL, RELIC® and ZODIAC® brands and, pursuant to license agreements, under some of the most prestigious brands in the world including:

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  EMPORIO ARMANI®;
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  DKNY®;
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  DIESEL®; and
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  BURBERRY®.

Additionally, we offer a wide range of accessories under the FOSSIL and RELIC brands including:

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  small leather goods;
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  belts
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  handbags; and
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  sunglasses.

We also offer jewelry under the FOSSIL and EMPORIO ARMANI brands and FOSSIL brand apparel. We leverage our centralized design/development and production/sourcing expertise by distributing these products through our global distribution network.

We sell our products:

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  in approximately 17,500 retail locations in the United States through a diversified distribution network that includes approximately 5,000 department store doors, such as Federated/Macy's, May Department Stores, and Dillard's for our FOSSIL brand and JCPenney, Kohls and Sears for our RELIC brand;
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  in approximately 12,500 specialty retail locations;
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  through a network of 87 stores owned by us within the United States, of which 40 retail stores are located in premier retail sites and 47 outlet stores are located in major outlet malls;
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  at our website, www.fossil.com;
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  at retail locations in major airports in the United States;
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  on cruise ships; and
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  in certain international markets in authorized FOSSIL retail stores and kiosks either owned by us or independently owned.

        Our products are sold to department stores and specialty retail stores in over 90 countries worldwide through foreign sales subsidiaries owned by us and through a network of approximately 53 independent distributors. Our products can be found in Europe, South and Central America, the Caribbean, Canada, the Far East, Australia and the Middle East.

        Our company is a Delaware corporation formed in 1991 and is the successor to a Texas corporation formed in 1984. In 1993, we completed an initial public offering of 2,760,000 shares of common stock. We conduct a majority of our operations in the United States through Fossil Partners, L.P., a Texas limited partnership formed in 1994 of which our company is the sole general partner. We also conduct operations in the United States and certain international markets through various directly and indirectly owned subsidiaries. Our operations in Hong Kong relating to the procurement of watches from various manufacturing sources are conducted by Fossil (East) Limited, our wholly owned subsidiary acquired in 1992. Our principal executive offices are located at 2280 N. Greenville Avenue, Richardson, Texas 75082, and our telephone number at that address is (972) 234-2525.

The Offering

        The selling stockholders were issued options to purchase shares of our common stock as compensation for employment with 50% or less owned subsidiaries or consulting services provided to our company. These options have terms and conditions substantially similar to the 1993 Long-Term Incentive Plan of Fossil, Inc., but were not issued under the plan. Rather, the options were issued under individual award agreements with terms and conditions that closely match those of the 1993 Long-Term Incentive Plan. The exercise prices for the options range from $3.7038 to $18.3467 per share of our common stock. Certain of the selling stockholders have already exercised a portion of their options. Consequently, as detailed under "Plan of Distribution; Selling Stockholders," of the 66,912 shares of our common stock offered by this prospectus, 13,725 are shares of common stock currently held by selling stockholders and 53,187 are shares of common stock issuable upon the exercise of options held by individuals who are or were employees of 50% or less owned subsidiaries or consultants of our company.

RISK FACTORS

        An investment in the common stock involves a high degree of risk. You should carefully consider and evaluate all of the information in this prospectus, including the risk factors set forth below, before investing.

The effects of economic cycles and retail industry conditions may adversely affect our business

        Our business is subject to economic cycles and retail industry conditions. Purchases of discretionary fashion accessories, such as our watches, handbags, sunglasses and other products, tend to decline during recessionary periods when disposable income is low and consumers are hesitant to use available credit. In addition, acts of terrorism, acts of war and military action both in the United States and abroad can have a significant effect on economic conditions. Any significant declines in general economic conditions or uncertainties regarding future economic prospects that affect consumer spending habits could have a material adverse effect on our business, financial condition and results of operations.

        We sell our merchandise primarily to department stores and specialty retails stores in over 90 countries worldwide. We extend credit based on an evaluation of each customer's financial condition, usually without requiring collateral. Our losses due to bad debts have been limited. However, should any of our larger customers experience financial difficulties, we could curtail business with such customers or assume more credit risk relating to such customers' receivables. Our inability to collect on our trade accounts receivable relating to such customers could have a material adverse effect on our business and financial condition. In addition, a decision by a major department store or other significant customer to decrease the amount of merchandise purchased from us or to cease carrying our products could have a material adverse effect on our financial condition and results of operations.

An increase in product returns could negatively impact our operating results

        Revenues are recognized as sales when merchandise is shipped and title transfers to the customer. We permit the return of damaged or defective products and accept limited amounts of product returns in certain other instances. Accordingly, we provide allowances for the estimated amounts of these returns at the time of revenue recognition based on historical experience. While such returns have historically been within management's expectations and the provisions established, future return rates may differ from those experienced in the past. Any significant increase in product damages or defects and the resulting credit returns could have a material adverse impact on our operating results for the period or periods in which such returns materialize.

Our success depends upon our ability to anticipate and respond to changing fashion trends

        Our success depends upon our ability to anticipate and respond to changing fashion trends and consumer preferences in a timely manner. Although we attempt to stay abreast of emerging lifestyle and fashion trends affecting accessories and apparel, any failure by us to identify and respond to such trends could adversely affect consumer acceptance of our existing brand names and product lines, which in turn could adversely affect our business, financial condition and results of operations. In this regard, certain companies that have experienced rapid growth in sales of watches and other fashion accessories have failed to sustain growth in sales or have experienced declines in sales due to an inability to respond effectively to changing consumer preferences. If we misjudge the market for our products, we may be faced with a significant amount of unsold finished goods inventory. Additionally, we have recently expanded and intend to further expand the scope of our product offerings, and there can be no assurance that new products introduced by us will achieve consumer acceptance comparable to that of our existing product lines.

Our success depends on our ability to manage our growth

        During recent years, we have experienced rapid and substantial growth in sales. However, our business is subject to a number of risks, any one of which could have a material adverse effect on our business, financial condition and results of operations. These risks include the financial difficulties experienced by certain of the retailers to whom we sell our products, the uncertainties associated with changing fashion trends and consumer preferences and our dependence on manufacturing sources located in Switzerland, Hong Kong and China. Our future operating results will also depend on a number of other factors, including the demand for our products, the level of competition, general economic conditions and other factors beyond our control. Accordingly, there can be no assurance that our recent growth in sales will continue or that sales will not decline. In view of the recent expansion of our business, we are subject to a variety of business risks generally associated with growing companies, as well as risks related to the diversification of our product offerings.

        A key element of our business strategy is to expand the scope of our product offerings. There can be no assurance that the expansion of our product offerings will be successful or that new products will be profitable or generate sales comparable to those of our existing businesses. Another element of our business strategy is to place increased emphasis on growth in selected international markets. There can be no assurance that our brand names and products will achieve a high degree of consumer acceptance in these markets.

        We also operate stores under the FOSSIL brand and have historically expanded our company-owned FOSSIL retail and outlet locations to further strengthen our brand image. We currently operate approximately 110 stores, with a majority of the stores located in the United States. The costs associated with leasehold improvements to current stores and the costs associated with opening new stores could have a material adverse effect on our financial condition and results of operations, particularly if we decide to open more stores on a yearly basis than our historical averages.

        Finally, as part of our growth strategy, we have made certain acquisitions, including acquisitions of FOSSIL stores operated under license, acquisitions of certain watch brands, and acquisitions of independent distributors of our products. There can be no assurance that the integration of acquisitions will be successful or that acquisitions will generate sales increases.

We are dependent on foreign manufacturing

        A majority of our watch products are currently manufactured to our specifications by company-owned subsidiaries with locations in Hong Kong and China and, to a lesser extent, by independent manufacturers in Hong Kong, China, and Switzerland. Certain of our other products are currently manufactured to our specifications by independent manufacturers in Hong Kong, China, Italy, Mexico, Korea and Taiwan. We have no long-term contracts with these independent manufacturing sources and compete with other companies for production facilities. All transactions between us and our independent manufacturing sources are conducted on the basis of purchase orders. Although we believe that we have established close relationships with our principal independent manufacturing sources, our future success will depend upon our ability to maintain close relationships with our current suppliers and to develop long-term relationships with other suppliers that satisfy our requirements for price, quality and production flexibility. Further, although we periodically visit and monitor the operations of independent manufacturers and require them to operate in compliance with applicable laws and regulations and promote ethical business practices, we do not control these manufacturers or their labor practices. The violation of labor or other laws by an independent manufacturer, or the divergence of an independent manufacturer's labor practices from those generally accepted as ethical in the United States, could interrupt, or otherwise disrupt, the shipment of finished products to us or damage our reputation, which could have a material adverse effect on our financial condition and results of operations.

        In addition, because a substantial portion of our watches and certain of our handbags, sunglasses and other products are manufactured in Hong Kong and China, our success will depend to a significant extent upon future economic and social conditions existing in Hong Kong and China. If the manufacturing sources in Hong Kong and China were disrupted for any reason, we believe that we could arrange for the manufacture and shipment of products by alternative sources after a period of time. Because the establishment of new manufacturing relationships involves numerous uncertainties, including those relating to payment terms, costs of manufacturing, adequacy of manufacturing capacity, quality control and timeliness of delivery, we are unable to predict whether such relationships would be on terms that we regard as satisfactory. Any significant disruption in our relationships with our manufacturing sources located in Hong Kong and China would have a material adverse effect on our business, financial condition and results of operations. The outbreak of Severe Acute Respiratory Syndrome ("SARS") has curtailed travel to and from certain countries, primarily in the Asia-Pacific region. Continued or additional restrictions on travel to and from these and other regions, and any delays or cancellations of customer orders or the manufacture or shipment of our products on account of SARS or other syndromes could have a material adverse effect on our business, results of operations, and financial condition.

Foreign currency fluctuations could adversely impact our financial condition

        We generally purchase our products in U.S. dollars. However, we source a significant amount of our products overseas and, as such, the cost of these products purchased by our subsidiaries may be affected by changes in the value of the relevant currencies. Changes in the currency exchange rates may also affect the relative prices at which we and our foreign competitors sell products in the same market. We employ a variety of practices to manage this market risk, including our operating and financing activities, and where deemed appropriate, the use of derivative financial instruments. We have utilized forward contracts to mitigate foreign currency risk. Currently, our most significant foreign currency risk relates to the Euro and the British Pound. We use derivative financial instruments only for risk management purposes and do not use them for speculation or trading. There can be no assurance that foreign currency fluctuations will not have a material adverse impact on our financial condition and results of operations.

Our business is highly competitive

        There is intense competition in each of the businesses in which we compete. Our watch business competes with a number of established manufacturers, importers and distributors such as Guess?, Ann Klein II, Kenneth Cole and Swatch. In addition, our leather goods, sunglass, jewelry and apparel businesses compete with a large number of established companies that have significantly greater experience than us in designing, developing, marketing and distributing such products. In all of our businesses, we compete with numerous manufacturers, importers and distributors who have significantly greater financial, distribution, advertising and marketing resources than us. Our competitors include distributors that import watches and accessories and apparel from abroad, domestic companies that have established foreign manufacturing relationships and companies that produce accessories and apparel domestically.

Failure to maintain or upgrade our management and control systems could adversely affect our business

        Our current expansion plans may place significant strain on our management, working capital, financial and management control systems and staff. The failure to maintain or upgrade financial and management control systems, to recruit additional staff or to respond effectively to difficulties encountered during expansion could have a material adverse effect on our business, financial condition and results of operations. In addition, the sustained disruption or failure of our systems due to force majeure or as part of an upgrade, conversion or other systems maintenance could have a material adverse effect on our business, financial condition and results of operations. We are currently implementing an Enterprise Resource Planning (ERP) system from SAP AG. Over the next few years, we intend to replace our existing ERP and other principal financial systems with software systems provided by SAP AG. The initial phase of this project entails implementing SAP's sales and distribution, materials management, demand planning and forecasting and finance modules in North America. Implementation of this initial phase is scheduled for mid-2003. We plan on expanding this implementation into our European facilities beginning in late 2003.

We have two key facilities, the loss of which could harm our business

        Our administrative and distribution operations in the United States are conducted primarily from two separate facilities located in the Dallas, Texas area. The complete or temporary loss of use of all or part of these facilities could have a material adverse effect on our business, financial condition and results of operations.

Seasonality of our business may adversely affect our net sales and operating income

        Our quarterly results of operations have fluctuated in the past and may continue to fluctuate as a result of a number of factors, including seasonal cycles, the timing of new product introductions, the timing of orders by our customers and the mix of product sales demand. Our business is seasonal by nature. A significant portion of our net sales and operating income are generated during the fourth quarter of our fiscal year, which includes the Christmas season. The amount of net sales and operating income generated during the fourth quarter depends upon the anticipated level of retail sales during the Christmas season, as well as general economic conditions and other factors beyond our control. In addition, the amount of net sales and operating income generated during the first quarter depends in part upon the actual level of retail sales during the Christmas season. There can be no assurance that such factors will not adversely affect our net sales and operating income during the first and fourth quarter of its fiscal year. Also, our gross profit margins are impacted by our sales mix. Both international and licensed watch sales generally provide gross margins in excess of our historical consolidated gross profit margin, while accessory products generally provide gross profit margins below our historical consolidated gross profit margin. There can be no assurance that future sales from our international businesses and licensed watch businesses will increase at a faster rate than its domestic accessory business.

We are subject to licensing risks

        A portion of our net income is derived from the sales of products produced under licensing agreements with third parties. Under these license agreements, we generally have the right to produce, market and distribute certain products utilizing the brand names of other companies. Currently, certain of our licensed brand products have contributed to our ability to increase sales. The failure by us to maintain one or more of our existing licensing agreements could adversely affect our financial condition and results of operations.

Our business may be harmed if we fail to protect our intellectual property

        Our trademarks and other proprietary rights are important to our success and competitive position. We are devoted to the establishment and protection of our trademarks and proprietary rights on a worldwide basis. Nevertheless, we cannot be certain that the actions we have taken will be adequate to prevent imitation of our products by others or to prevent others from seeking to prevent sales of our products as a violation of the trademarks or proprietary rights of others. In addition, we cannot be certain that others will not assert rights in, or ownership of, our trademarks and other proprietary rights or that we will be able to resolve these types of conflicts to our satisfaction. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as the laws of the United States.

Risks associated with changes in social, political, economic and other conditions may affect our foreign operations and sourcing

        Our businesses are subject to other risks generally associated with doing business abroad, such as foreign governmental regulation and changes in economic conditions in the countries in which our manufacturing sources are located. We cannot predict the effect that such factors will have on our business or our arrangements with foreign manufacturing sources. If any such factors were to render the conduct of business in a particular country undesirable or impracticable, or if our current foreign manufacturing sources were for any other reason to cease doing business with us, such a development could have a material adverse effect on our business, financial condition and results of operations. Our business is also subject to the risks associated with the imposition of additional United States legislation and regulations relating to imports, including quotas, duties, tariffs or taxes, and other charges or restrictions on imports, which could adversely affect our operations and our ability to import products at current or increased levels. We cannot predict whether additional United States customs quotas, duties, tariffs, taxes or other charges or restrictions will be imposed upon the importation of our products in the future, or what effect such actions would have on our business, financial condition and results of operations.

Our stock is controlled by two principal stockholders

        Messrs. Tom Kartsotis and Kosta Kartsotis own, directly or indirectly, a significant number of shares of our common stock. As a result, they are in a position to significantly control us through their ability to determine the outcome of elections of our directors, adopt, amend or repeal the Bylaws and take certain other actions requiring the vote or consent of our stockholders.

We depend on key personnel for our future success

        We believe that our future success will depend upon our ability to attract and retain skilled design, marketing and management personnel. Since 1988, we have been under the management of Mr. Tom Kartsotis, Chairman of the Board, and Mr. Kosta Kartsotis, President and Chief Executive Officer. Our future success will be highly dependent upon the personal efforts of Messrs. Tom Kartsotis and Kosta Kartsotis, and the loss of the services of either of them could have a material adverse effect on us. We do not maintain any material key-man life insurance policies or similar life insurance policies and have not entered into employment agreements with Messrs. Tom Kartsotis or Kosta Kartsotis. However, our other executive officers have substantial experience and expertise in our business and have made significant contributions to our growth and success.

Our organizational documents contain anti-takeover provisions that could discourage a proposal for a takeover of us

        Our Certificate of Incorporation and Bylaws, as well as the General Corporation Law of the State of Delaware (the "DGCL"), contain provisions that may have the effect of discouraging a proposal for a takeover of us. These include a provision in our Certificate of Incorporation authorizing the issuance of "blank check" preferred stock; the division of our Board of Directors into three classes to be elected on a staggered basis, one class each year; provisions in our Bylaws establishing advance notice procedures with respect to certain stockholder proposals; and provisions requiring that action taken to remove a director without cause be approved either by an 80% vote of the Board of Directors or an 80% vote of the stockholders. Our Bylaws may be amended by a vote of 80% of the Board of Directors, subject to repeal by a vote of 80% of the stockholders. In addition, Section 203 of the DGCL limits the ability of a Delaware corporation to engage in certain business combinations with interested stockholders. Finally, Messrs. Tom and Kosta Kartsotis have the ability, by virtue of their stock ownership, to prevent or cause a change in control of us.

Our stock price could be subject to significant volatility

        Our common stock is quoted on the Nasdaq National Market. The market price of the common stock could be subject to significant fluctuations in response to operating results and other factors. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These fluctuations, as well as general economic and market conditions, may adversely affect the market price of the common stock. In addition, the absence or discontinuance of the listing of our common stock on the Nasdaq National Market could adversely affect the liquidity and price of our common stock.

Future sales of our common stock in the public market could adversely affect our stock price

        Each selling stockholder may offer all of the shares he or she holds for sale in the public market, including shares issued upon the exercise of outstanding options. The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market, or the perception that those sales could occur. These sales or the possibility that they may occur also could make it more difficult for us to raise funds in any equity offering in the future at a time and price that we deem appropriate.

USE OF PROCEEDS

        Any proceeds received by us in connection with the exercise of the options for which the underlying shares of common stock are covered by this prospectus will be used for general corporate purposes. We will not receive any proceeds from the sale of shares by the selling stockholders.

TERMS OF AWARDS

General

        The Board of Directors has delegated to the Compensation Committee the responsibility and authority to issue stock options to employees of 50% or less owned subsidiaries and consultants of our company and to administer those stock options. These options have terms and conditions substantially similar to the 1993 Long-Term Incentive Plan of Fossil, Inc., but were not issued under the plan. Rather, the options were issued under individual award agreements. The Compensation Committee's responsibilities include the following:

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  determining eligibility to participate;
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  making awards; and
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  where appropriate, adopting rules and regulations for administration.

        The Compensation Committee consists of four members, none of whom are our employees. There is no minimum or maximum number of shares of our common stock that may be made the subject of a grant of awards to eligible employees of our 50% or less owned subsidiaries and consultants. For the fiscal year ended January 4, 2003, we granted 26,250 options to purchase shares of our common stock to employees of 50% or less owned subsidiaries and consultants of our company. The shares of our common stock subject to issuance to employees of our 50% or less owned subsidiaries and consultants consist of our unissued shares or shares held in our treasury. We will reserve the amount of shares for sale for this purpose.

Stock Options Granted to Selling Stockholders

        The terms of each award agreement with the selling stockholders, including the exercise price, the vesting schedule, any conditions to vesting and the expiration date are established by the Compensation Committee. The exercise price of the options granted to the selling stockholders ranges from $3.7038 to $18.3467 per share of our common stock. The options were granted over a six year period beginning in 1997. In general, the options vest as follows:

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  with respect to 25% of the total number of option shares, as of the first anniversary date of the grant;
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  with respect to 25% of the total number of option shares, as of the second anniversary date of the grant; and
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  with respect to the remaining 50% of the total number of option shares, as of the third anniversary date of the grant.

        The exercise price for options granted to selling stockholders must be paid in full at the time of exercise as follows:

  •
  in cash; or
  •
  if authorized in the award agreement, by tendering shares of our common stock valued at fair market value on the date of exercise; or
  •
  if authorized in the award agreement, by surrendering another award, including shares of restricted stock, valued at fair market value on the date of exercise.

        If a selling stockholder ceases to be employed by the company or its subsidiaries as a consultant or employee for any reason other than death, any unvested options will immediately expire and any vested options will expire on the third month anniversary of termination as an employee or consultant. If such termination is due to the death, the entire option grant will vest immediately and may thereafter be exercised by eligible individuals for a period of one year. Any unexercised vested options will expire ten years after the date of grant.

Other Provisions

        In the event of any subdivision or consolidation of outstanding shares of our common stock or declaration of a dividend payable in shares of our common stock or capital reorganization or reclassification or other similar transactions, the Compensation Committee may adjust proportionally:

  •
  the number of shares of our common stock reserved for issuance to eligible employees and consultants and covered by awards;
  •
  the exercise or other price in respect of awards; and
  •
  the appropriate fair market value and other price determinations for awards.

In the event of any consolidation or merger of our company with another company, or the adoption of a plan of exchange affecting our common stock, the Compensation Committee will make such adjustments or other provisions as it deems equitable. The Compensation Committee will be authorized to issue or assume stock options by means of substitution of new options in the event of:

  •
  a corporate merger;
  •
  consolidation;
  •
  acquisition of property or stock;
  •
  separation;
  •
  reorganization; or
  •
  liquidation,

regardless of if it is in a transaction to which Section 425(a) of the Internal Revenue Code applies. Alternatively, the Compensation Committee may make provisions for the acceleration of the exercisability of, or lapse of restrictions with respect to, awards and the termination of unexercised options in connection with the transaction. Upon the termination of an employee or a consultant under an award agreement, any unexercised, deferred or unpaid awards will be treated as provided in the award agreement. The Compensation Committee may, in its sole discretion:

  •
  provide for the extension of the exercisability of an award;
  •
  accelerate the vesting of an award;
  •
  eliminate or make less restrictive any restrictions contained in an award; or
  •
  otherwise amend or modify the award in any manner not adverse to the eligible employee or consultant.

The Board of Directors may amend, modify, suspend or terminate the award agreement for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that:

  •
  no amendment or alteration that would impair the rights of any participant under any award granted to the participant may be made without the participant's consent; and
  •
  no amendment or alteration changing the number of shares or the class of individuals eligible to participate will be effective unless approved by our stockholders.

No award granted to an employee or consultant pursuant to an award agreement described in this prospectus will be assignable or transferable except by will or the laws of descent or distribution.

Federal Income Tax Consequences

        The following is a discussion of the material U.S. federal income tax consequences of the grant and exercise of options and does not address the effects of any non-U.S. tax laws. Tax matters are very complicated, and the tax consequences of the options to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult your own tax adviser to determine the particular federal, state, local or foreign income or other tax consequences to you of the options.

        The options granted to the selling stockholders are considered "nonqualified stock options." An optionee to whom a nonqualified stock option is granted will not recognize income at the time of the grant of the nonqualified stock option. When an optionee exercises a nonqualified stock option, the optionee will recognize ordinary income, subject to employment taxes and withholding by us, in an amount equal to the spread on the date of exercise. The optionee generally will have a tax basis in the shares of our common stock received pursuant to the exercise of a nonqualified stock option equal to the fair market value of those shares on the date of exercise. Under current rulings, if the optionee uses previously held shares of our common stock in satisfaction of part or all of the exercise price of a nonqualified stock option, no gain will be recognized on the disposition of the previously held shares. The tax basis and holding period of the previously held shares will be allocated to the same number of shares acquired on exercise. The fair market value of any shares of our common stock received by the optionee in excess of the number of shares used to pay the exercise price, less the amount of cash, if any, paid by the optionee, will be ordinary income, subject to employment taxes and withholding. The fair market value will be the tax basis of the additional shares and their holding period will commence on the date of exercise of the options. Upon a subsequent sale of shares of our common stock acquired pursuant to the exercise of a nonqualified stock option, the holder will generally recognize long-term or short-term capital gain or loss, depending upon the holding period of the shares. The amount of the gain or loss will be equal to the difference between the amount realized upon the sale and his or her tax basis in the shares sold. The holding period required for long-term capital gain or loss is currently more than one year. We ordinarily will be entitled to a tax deduction that corresponds as to timing and amount with the ordinary income recognized by the optionee on a nonqualified stock option if and to the extent:

  •
  the amount is an ordinary and necessary business expense to us; and
  •
  the reasonable compensation test is satisfied.

PLAN OF DISTRIBUTION; SELLING STOCKHOLDERS

        We are registering 66,912 shares of our common stock, consisting of 53,187 shares that are issuable upon exercise of options and 13,725 shares received by the selling stockholders upon the previous exercise of options that may be reoffered or resold. The shares of our common stock offered by this prospectus are quoted on the Nasdaq National Market. We will pay all of the costs of this offering except for brokerage or underwriting commissions and expenses, if any, which will be paid by the selling stockholders. Set forth below is information, as of the date hereof, regarding the beneficial ownership of the shares by the selling stockholders.

	Number of Shares Of Common Stock Beneficially Owned Prior to Offering(1)
		Number of Shares of Common Stock Offered(2)
			Common Stock Beneficially Owned After Offering (3)
Selling Stockholders
			Number	Percent
Werner Thieme(4)	20,662	38,412	0	—
Francesco Defranceschi(5)	5,624	9,437	0	—
Arturo Rosso(6)	563	563	0	—
Miguel Angel Cadarso(7)	3,600	12,500	0	—
Shinya Kimura(8)	562	2,250	0	—
Yoshiko Okada(9)	562	2,250	0	—
Kenji Ueki(10)	375	1,500	0	—

(1)
Unless otherwise indicated, to our knowledge, each of the selling stockholders has sole voting and sole investment power with respect to all shares of common stock beneficially owned by each selling stockholder, subject to community property laws where applicable.

(2)
Maximum number of shares offered consists of shares underlying options that are both currently and not currently exercisable.

(3)
Such presentation is based on 46,486,198 shares of our common stock outstanding as of May 16, 2003. Because the selling stockholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling stockholder sells all of the shares offered hereby) can be given as to the number of shares that will be beneficially owned by the selling stockholders after this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the dates on which they provided their beneficial ownership, some or all of the shares of common stock set forth opposite their names in the table above in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

(4)
Number of shares beneficially owned includes 10,875 underlying options that are exercisable within 60 days of the date of this prospectus. Maximum number of shares consists of: (i) 9,787 shares that the selling stockholder acquired upon the exercise of options and (ii) 28,625 shares that the selling stockholder may acquire upon the exercise of outstanding options.

(5)
Number of shares beneficially owned includes 2,249 underlying options that are exercisable within 60 days of the date of this prospectus. Maximum number of shares consists of: (i) 3,375 shares that the selling stockholder acquired upon the exercise of options and (ii) 6,062 shares that the selling stockholder may acquire upon the exercise of outstanding options.

(6)
Number of shares beneficially owned includes 563 shares that the selling stockholder acquired upon the exercise of options.

(7)
Number of shares beneficially owned includes 3,600 underlying options that are exercisable within 60 days of the date of this prospectus. Maximum number of shares consists of 8,900 shares that the selling stockholder may acquire upon the exercise of outstanding options and 3,600 shares that the selling stockholder may acquire upon the exercise of options within 60 days of the date of this prospectus.

(8)
Number of shares beneficially owned consists of 562 underlying options that are exercisable within 60 days of the date of this prospectus. Maximum number of shares consists of 1,688 shares that the selling stockholder may acquire upon the exercise of outstanding options and 562 shares that the selling stockholder may acquire upon the exercise of options within 60 days of the date of this prospectus.

(9)
Number of shares beneficially owned consists of 562 underlying options that are exercisable within 60 days of the date of this prospectus. Maximum number of shares consists of 1,688 shares that the selling stockholder may acquire upon the exercise of outstanding options and 562 shares that the selling stockholder may acquire upon the exercise of options within 60 days of the date of this prospectus.

(10)
Number of shares beneficially owned consists of 375 underlying options that are exercisable within 60 days of the date of this prospectus. Maximum number of shares consists of 1,125 shares that the selling stockholder may acquire upon the exercise of outstanding options and 375 shares that the selling stockholder may acquire upon the exercise of options within 60 days of the date of this prospectus.

        The shares of common stock issuable upon the exercise of options to purchase shares of our common stock beneficially owned by the selling stockholders were acquired in exchange for employment or consulting services provided by the selling stockholders.

        The selling stockholders have not, nor within the past three years have any of the selling stockholders had, any position, office or other material relationship with us or any of our predecessors or affiliates.

        The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We have been advised by the selling stockholders that each of them (or, subject to applicable law, each of their pledgees, donees, distributees, transferees or other successors in interest) intends to sell all or a portion of the shares offered by this prospectus from time to time on the Nasdaq National Market, in negotiated transactions at fixed prices which may be changed, at market prices prevailing at the time of sale or at prices reasonably related thereto or at negotiated prices, or by a combination of the foregoing methods of sale through:

  •
  ordinary brokerage transactions in which the broker solicits purchases;
  •
  sales to one or more brokers or dealers as principal, and the resale by such brokers or dealers for their account pursuant to this prospectus, including resales to other brokers and dealers;
  •
  block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or
  •
  negotiated transactions with purchasers with a broker or dealer.

We are not aware as of the date of this prospectus of any agreements between any of the selling stockholders and any broker-dealers with respect to the sale of the shares offered by this prospectus. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with those transactions:

  •
  broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with selling stockholders;
  •
  the selling stockholders may sell shares of our common stock short and deliver the shares to close out the short positions;

  •
  the selling stockholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares registered under this prospectus, which the broker-dealer may resell pursuant to this prospectus; and
  •
  the selling stockholders may pledge the shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

        The selling stockholders and any broker, dealer or other agent executing sell orders on behalf of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in which event commissions received by any such broker, dealer or agent and profit on any resale of the shares of principal may be deemed to be underwriting commissions under the Securities Act of 1933. Those commissions received by a broker, dealer or agent may be in excess of customary compensation. The shares may also be sold in accordance with Section 4(1) of the Securities Act of 1933 or Rule 144 and Rule 145 under the Securities Act of 1933.

        Information as to whether underwriters who may be selected by the selling stockholders, or any other broker-dealer, is acting as principal or agent for the selling stockholders, the compensation to be received by underwriters who may be selected by the selling stockholders, or any broker-dealer, acting as principal or agent for the selling stockholders and the compensation to be received by other broker-dealers, will, to the extent required by law, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the prospectus supplement, if any, to any person who purchases any of the shares from or through the dealer or broker.

        We will bear all expenses of registration incurred in connection with the offering. All selling and other expenses incurred by the selling stockholder will be borne by the selling stockholder.

        The selling stockholders will be subject to applicable provisions of the Exchange Act of 1934 and the rules and regulations thereunder, including without limitation, Rule 102 under Regulation M, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders. Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling stockholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling stockholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of the common stock. We will require each selling stockholder, and its broker if applicable, to provide a letter that acknowledges his compliance with Regulation M under the Exchange Act of 1934 before authorizing the transfer of each selling stockholder's shares.

        Each selling stockholder may offer all of the shares he or she holds for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

LEGAL MATTERS

        The validity of the shares being offered hereby will be passed upon by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas.

EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended January 4, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by Fossil, Inc. and the selling stockholders. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to its date.

66,912 Shares

Fossil, Inc.

Common Stock

PROSPECTUS

August    , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses in connection with the distribution of the securities covered by this registration statement. We will bear all of the expenses except as otherwise indicated.

SEC Registration Fee	$90.46

Printing and Engraving Fees and Expenses	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Transfer Agent and Registrar Fees	*
Miscellaneous	*
Total	$90.46

*
To be provided by amendment.

Item 15. Indemnification of Directors and Officers

Delaware General Corporation Law

        Section 145(a) of the Delaware General Corporation Law, or the "DGCL," provides that a corporation may indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145(c) of the DGCL provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

        Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Certificate of Incorporation

        Our amended and restated Certificate of Incorporation provides that none of our directors shall be personally liable to our company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to our company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a transaction from which the director derived an improper personal benefit or (iv) in respect of certain unlawful dividend payments or stock purchases or redemptions. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, but the liability of one of our directors, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the DGCL, as so amended. Further, any repeal or modification of such provision of the amended and restated Certificate of Incorporation by our stockholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of any of our directors existing at the time of such repeal or modification.

Bylaws

        Our amended and restated Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become one of our directors or officers or is or was serving or has agreed to serve at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceedings is alleged action in an official capacity as a director or officer or in any other capacity while serving or having agreed to serve as a director or officer, shall be indemnified and held harmless by our company to the fullest extent authorized by the DGCL, as an effect or as it may be amended from time to time, against all expense, liability and loss (including without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators. Our amended and restated Bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons.

Item 16. Exhibits

        The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing of our company under the Securities Act of 1933 or the Exchange Act of 1934 as indicated in parenthesis:

EXHIBIT NUMBER		DESCRIPTION
5.1**	—	Opinion of Jenkens & Gilchrist, a Professional Corporation, regarding legality of shares being registered.
10.1*	—	Form Option Award Agreement
10.2*	—	Form of Amendment to Option Award Agreement
10.3	—	1993 Long-Term Incentive Plan of Fossil, Inc. (incorporated by reference to Exhibit 10.2 of the Fossil, Inc. Registration Statement on Form S-1 (33-45357)).
23.1*	—	Consent of Deloitte & Touche LLP.
23.2**	—	Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1 hereof).
24.1	—	Powers of attorney (included in the signature page of this Registration Statement).

    *
    Filed herewith.
    **
    To be filed by amendment.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions set forth in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on July 30, 2003.

FOSSIL, INC.
By:	/s/ KOSTA N. KARTSOTIS Kosta N. Kartsotis President and Chief Executive Officer

        Each individual whose signature appears below hereby designates and appoints Kosta Kartsotis and T.R. Tunnell, and each of them, any one of whom may act without the joinder of the other, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, which amendments may make such changes in this registration statement as any Attorney-in-Fact deems appropriate, and any registration statement relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in their capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ TOM KARTSOTIS Tom Kartsotis	Chairman of the Board of Directors (Principal Executive Officer)	July 30, 2003
/s/ KOSTA N. KARTSOTIS Kosta N. Kartsotis	Chief Executive Officer, President and Director	July 30, 2003
/s/ MIKE L. KOVAR Mike L. Kovar	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	July 30, 2003
/s/ MICHAEL W. BARNES Michael W. Barnes	Director	July 30, 2003
/s/ RICHARD H. GUNDY Richard H. Gundy	Director	July 30, 2003
/s/ JAL S. SHROFF Jal S. Shroff	Director	July 30, 2003
/s/ KENNETH W. ANDERSON Kenneth W. Anderson	Director	July 30, 2003
/s/ ALAN J. GOLD Alan J. Gold	Director	July 30, 2003
/s/ MICHAEL STEINBERG Michael Steinberg	Director	July 30, 2003
/s/ DONALD J. STONE Donald J. Stone	Director	July 30, 2003

EXHIBIT INDEX

EXHIBIT NUMBER		DESCRIPTION
5.1**	—	Opinion of Jenkens & Gilchrist, a Professional Corporation, regarding legality of shares being registered.
10.1*	—	Form of Option Award Agreement
10.2*	—	Form of Amendment to Option Award Agreement.
10.3	—	1993 Long-Term Incentive Plan of Fossil, Inc. (incorporated by reference to Exhibit 10.2 of the Fossil, Inc. Registration Statement on Form S-1 (33-45357)).
23.1*	—	Consent of Deloitte & Touche LLP.
23.2**	—	Consent of Jenkens & Gilchrist, a Professional Corporation (included in Exhibit 5.1 hereof).
24.1	—	Powers of attorney (included in the signature page of this Registration Statement).

*
Filed herewith.
**
To be filed by amendment.

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FOSSIL, INC. 66,912 COMMON SHARES
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
USE OF PROCEEDS
TERMS OF AWARDS
PLAN OF DISTRIBUTION; SELLING STOCKHOLDERS
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX